Exhibit 99.1

Apco Argentina

Nasdaq: APAGF

Date: March 16, 2009

Apco Argentina Reports Net Income for 2008

TULSA, Okla. – Apco Argentina Inc. (NASDAQ:APAGF) today announced 2008 net income of $23.8 million, compared with 2007 net income of $31.3 million. The decrease is primarily due to higher costs and operating expenses that more than offset increased operating revenues.

The major contributors to higher costs and operating expenses were increases in production and lifting costs, exploration expense, depreciation, depletion and amortization, and selling and administrative expense. These increases were partially offset by the benefits of improvements in both oil sales volumes and average oil prices.

“Although the company increased oil production volumes year-to-year from successful drilling and benefited from improved oil sales price net backs in Argentina, we were significantly impacted throughout much of the year by continued increases in the cost of oil field services that have affected the entire industry,” said Ralph Hill, Apco’s chairman and chief executive officer.

“These increases were compounded by inflationary pressures in Argentina that resulted in increases in the salaries and wages of field personnel, management and administrative staff,” Hill added.

Production and lifting costs increased by $4.7 million, or 42 percent, compared with 2007, partly due to lifting a higher volume of production from a larger number of wells – the result of successful 2008 drilling.

However, Apco’s results were significantly impacted by the previously described cost increases for oil field services and increases in wages and salaries of operating personnel.

In addition, in 2008 Apco incurred a full year of expenses in the Bajada del Palo concession and the Agua Amarga exploration permit, both of which commenced operations in the second half of 2007.

Exploration expense rose by $3.4 million, reflecting a year-over-year increase in the acquisition of three- dimensional seismic and related geological and geophysical expenses. In addition, since the company has been more active in exploration than in past years, Apco incurred greater dry hole expense due to a greater number of exploration wells drilled.

Depreciation, depletion and amortization increased by $3.5 million, or 36 percent, compared with 2007. This increase is the result of 2008 additions to depreciable fixed assets, mostly the result of drilling, and increases in production.

Selling and administrative expense increased by $1.6 million due to increased staffing both at the company’s headquarters and its Buenos Aires office, increased expenses associated with business development activities and the aforementioned inflationary pressures in Argentina.

Compared with 2007, Apco’s operating revenues increased by $6.6 million, or 11 percent, primarily from higher oil revenues. The increase in oil revenues is due to both increased oil sales volumes and increased average oil sale price net backs.

Apco’s total consolidated oil volumes applicable to its direct property interests increased by five percent to 1.219 million barrels, compared with 1.160 million barrels in 2007. Apco’s average per-barrel oil sales price from its consolidated interests increased six percent to $46.09 compared with $43.62 in 2007.

“In a year of extreme oil price volatility in which world per barrel oil prices reached a record high of $145 by mid-year and then fell to $30 in December, the company did not benefit from the sharp increase in oil prices as a result of price controls imposed by the Argentine government,” said Thomas Bueno, Apco’s president and chief operating officer.

“By the same token, when world oil prices fell sharply late in the year, because of those same controls, the negative impact on the company was minimal,” Bueno said.

The company’s 2008 sales volumes applicable to its combined consolidated and equity interests totaled 2.636 million barrels of oil, 6.7 billion cubic feet of gas and 18.3 thousand tons of LPG, compared with 2007 sales volumes of 2.488 million barrels of oil, 6.7 billion cubic feet of gas and 18.5 thousand tons of LPG.

Sales volumes associated with Apco’s equity interests are not part of the company’s operating revenues, but are a component of equity income from Argentine investments included in investment income in the summary of earnings that follows.

The company ended the year with $33.8 million in cash, cash equivalents and short-term investments and without long-term debt.

Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)
	2008	2007
Three months ended December 31

Operating Revenue	18,336	17,336

Investment Income	5,066	3,191

Net income	4,425	6,397

Per share*	0.15	0.21

Twelve months ended December 31

Operating Revenue	69,116	62,506

Investment Income	17,486	18,880

Net income	23,793	31,349

Per share*	0.81	1.06

*All per share amounts have been adjusted to reflect the four-for-one share split effected in the fourth quarter of 2007.

About Apco (NASDAQ:APAGF)
Apco is an international oil and gas exploration and production company with interests in seven oil and gas concessions and one exploration permit in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944
Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570

Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability of capital;

•	inflation, interest rates, fluctuation in foreign currency exchange rates, and general economic conditions (including the recent economic slowdown and the disruption of credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations, environmental liabilities and litigation;

•	political conditions in Argentina and other parts of the world;

•	the failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;

•	risks associated with future weather conditions and earthquakes;

•	acts of terrorism; and

•	additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.

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